                                                                    EXHIBIT 10.1

                                 ATTACHMENTS TO:

                        FORM OF STOCK PURCHASE AGREEMENT
                                     Between
                                   AMNEX, Inc.
                                       and
                           the Investors named therein

Attachments:
- Schedule of Differences
- Disclosure Schedules
- Exhibit 2.1 - Schedule of Purchasers
- Exhibit 2.4 - Opinion of Company Counsel
- Exhibit 4.10 - Registration Rights Agreement
- Exhibit 7.6 - Addresses for Notices

                             SCHEDULE OF DIFFERENCES

Material differences between attached Form of Stock Purchase Agreement and the various Stock Purchase Agreement referred to below:

---------------------- ----------------- ---------------- ----------------------
                            Shares          Price per            Aggregate
                            ------          ---------            ---------
Investor                  Purchased           Share           Purchase Price
--------                  ---------           -----           --------------
---------------------- ----------------- ---------------- ----------------------
Alan Rossi                  172,413            $1.16            $199,999.08
---------------------- ----------------- ---------------- ----------------------
Francesco Galesi            164,414            $1.16            $190,570.24
---------------------- ----------------- ---------------- ----------------------
Cynthia Terrell             108,000            $1.16            $125,280.00
---------------------- ----------------- ---------------- ----------------------
Peter M. Izzo, Jr.           43,103            $1.16            $ 49,999.48
---------------------- ----------------- ---------------- ----------------------
A. Jones Yorke               25,000            $1.16            $ 29,000.00
---------------------- ----------------- ---------------- ----------------------
Harry Thompson               25,000            $1.16            $ 29,000.00
---------------------- ----------------- ---------------- ----------------------

                              DISCLOSURE SCHEDULES

                                  Schedule 3.2

                  Options, Warrants, Registration Rights, etc.

(i) Outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries

     Options


     Total number of outstanding options:  approximately 3,563,198

     Outstanding Warrants


     Total number of outstanding warrants:  5,112,448

     Put Agreements


     Under the Asset Purchase Agreement, dated November 8, 1996 between AMNEX, Inc. and Cresent Public Communications Inc., Coastal Telecom Payphone Company, Inc., BEK TEL, Inc., Garden State Telephone Installation & Service Co., Inc. and Brian King (collectively, the "Sellers") and subject to the terms thereof, Sellers have the right to require AMNEX to buy back a certain amount of shares based upon AMNEX having failed to file, and if AMNEX fails to file a registration statement within specified time periods. In no event will the amount of shares purchased exceed $3,000,000.

     Commitments


     See (ii)(10) of this Schedule 3.2

     Securities Convertible in Common Stock


1. $15,000,000 8 1/2% Convertible Subordinated Notes due 2002. The Notes are convertible at any time prior to maturity at an initial conversion price of $2.7844 into 5,387,157 shares of common stock, plus an indeterminate amount of shares based upon adjustments to the conversion price.

2. Private Placement of 1,000 Shares of Series M Convertible Preferred Stock. Under the Securities Purchase Agreement, dated as of December 24, 1997 between AMNEX, Inc. and Pangaea Fund Ltd., AMNEX issued 1,000 shares of

     Series M Convertible Preferred Stock, convertible into shares of $.001 par value common stock of AMNEX, Inc.

3. Private Placement of 750 Shares of Series M Convertible Preferred Stock. Under the Securities Purchase Agreement, dated as of January 26, 1998 between AMNEX, Inc. and Fourteen Hill Capital, L.P., AMNEX issued 750 shares of Series M Convertible Preferred Stock, convertible into shares of $.001 par value common stock of AMNEX, Inc.


Right of First Refusal


1. Private Placement of 1,000 Shares of Series M Convertible Preferred Stock. Under the Securities Purchase Agreement, AMNEX, Inc. granted Pangaea Fund Ltd. the right to participate, on a pro-rata basis, in any equity financing offered by AMNEX for the one year period following the closing.

2. Stock Purchase Agreement dated as of January 14, 1998 between AMNEX, Inc. and Granite Associates, L.P. Under the Stock Purchase Agreement granted Granite Associates, L.P. the right to participate, on a pro-rata basis, in offerings of securities offered by AMNEX, Inc., subject to certain restrictions and conditions.

3. Stock Purchase Agreement dated as of January 16, 1998 among AMNEX, Inc., Victory Ventures LLC and Brae Group, Inc. Under the Stock Purchase Agreement the Company granted Victory Ventures LLC and Brae Group, Inc. the right to participate, on a pro-rata basis together with any other holder of the Company's securities with similar preemptive rights, in offerings of securities offered by AMNEX, Inc., subject to certain restrictions and conditions.

4. Stock Purchase Agreement dated as of January 22, 1998 among AMNEX, Inc. and Nicholas Forstmann Under the Stock Purchase Agreement the Company granted Nicholas Forstmann the right to participate, on a pro-rata basis together with any other holder of the Company's securities with similar preemptive rights, in offerings of securities offered by AMNEX, Inc., subject to certain restrictions and conditions.

5. Private Placement of 750 Shares of Series M Convertible Preferred Stock. Under the Securities Purchase Agreement, AMNEX, Inc. granted Fourteen Hill Capital, L.P. the right to participate, on a pro-rata basis, in any equity financing offered by AMNEX for the one year period following the closing.

6. Stock Purchase Agreement dated as of January 26, 1998 among AMNEX, Inc. and AMN Investments, Inc. Under the Stock Purchase Agreement the Company granted Nicholas Forstmann the right to participate, on a pro-rata basis together with any other holder of the

     Company's securities with similar preemptive rights, in offerings of securities offered by AMNEX, Inc., subject to certain restrictions and conditions.

(ii) Registration Rights

1.   HSBC Securities, Inc. ("HSBC") and Rausher Pierce & Clark ("RP&C").
     In connection with the $15 million note offering, the Company issued warrants to HSBC, the placement agent and RPC, the international sales agent, for the purchase price 96,250 and 65,365 Common Shares, respectively. HSBC and RPC were granted demand and piggyback registration rights for the warrant shares.

2.   National Operator Service, Inc. ("NOS").
     Pursuant to an Equity Participation Plan for NOS, dated August 18, 1994, NOS was issued 100,000 Common Shares and granted a warrant for the purchase of 50,000 Common Shares. Pursuant to the Equity Participation Plan, NOS has piggyback registration rights with respect to the shares and warrant shares.

3.   Wall Street Consultants, Inc. ("Wall Street").
     On July 7, 1994, Wall Street was granted an option to acquire 50,000 Common Shares and granted piggyback registration rights in the event of a sale by the Company of Common Shares for cash.

4.   Dominick & Dominick Incorporated ("Dominick").
     On July 15, 1994, the Company granted to Dominick and certain of its officers warrants for the purchase of 200,000 Common Shares and granted piggyback registration rights in the event of a sale by the Company of Common Shares for cash.

5.   M.H. Myerson & Co., Inc. ("Myerson").
     On July 15, 1994, the Company granted to Myerson warrants for the purchase of 35,000 Common Shares and granted piggyback registration rights in the event of a sale by the Company of Common Shares for cash.

6.   Transaction Network Services Inc. ("TNS").
     On April 3, 1996, the Company granted to TNS warrants for the purchase of 100,000 Common Shares and granted piggyback registration rights in the event of a sale by the Company of Common Shares.

7.   Coastal Communications of America ("Coastal Communications").
     In connection with the acquisitions between December 1996 and March 1997 of certain assets from Coastal Communications, the Company issued and aggregate of 262,626 Common Shares and granted piggyback registration rights in the event the Company filed a registration statement for the sale by the Company of Common Shares for cash.

8.   Capital Network System Inc. ("CNSI").
     In connection with the Company's June 1996 acquisition of all of the outstanding Common Shares of CNSI, the Company agreed in certain circumstances to register the resale of (i) 4,099,086 Common Shares acquired by the CNSI shareholders and (ii) 400,000 Common Shares underlying certain warrants issued to them and granted CNSI shareholders piggyback registration rights in the event the Company files a registration statement covering the sale by the Company of any securities for cash.

9.   Robb, Peck, McCooey Clearing Corporation ("Robb, Peck").
     The Company has agreed, upon demand, to file a registration statement with the SEC covering the resale of an aggregate of 550,000 Common Shares underlying certain warrants issued to Robb, Peck, and granted Robb, Peck certain piggyback registration rights in the event the Company files a registration statement covering the sale by the Company of Common Shares for cash.

10.  Teleplus, Inc.
     In connection with the Company's August 1996 acquisition of certain assets of Teleplus, the Company issued 526,168 Common Shares in January 1997, agreed to issue an additional 526,168 Common Shares in January 1998, agreed to register the resale of such Common Shares, and granted Teleplus piggyback registration rights with respect to such Common Shares.

11.  National Billing
     In connection with the Company's September 1996 acquisition of 80% of the outstanding Common Shares of NBE, the Company issued an aggregate of 550,725 Common Shares to the NBE shareholders, agreed to register the resale of such Common Shares and granted the NBE shareholders piggyback registration rights with respect to these shares.

12.  Francesco Galesi
     In connection with a Stock Exchange Agreement between the Company and Francesco Galesi entered into in January 1997, the Company has agreed to file a registration statement between July 1998 and October 1998 covering the resale of an aggregate of 3,000,000 Common Shares that are either outstanding (1,500,000) or are issuable pursuant to warrants granted to him (1,500,000). In June 1997, the Company issued additional warrants to Mr. Galesi for the purchase of up to 500,000 Common Shares which are to be included in the registration statement to be filed between July 1998 and October 1998.

13.  Coastal Telecom Payphone Company, Inc. ("Coastal Telecom").
     In connection with the Company's November 1996 acquisition of certain assets of Coastal Telecom, Garden State Telephone Installation and Service Co., Inc. and BEK Tel, Inc., the Company granted piggyback registration rights with regard to the resale of 2,282,989 Common Shares. The registration rights only apply to a sale of securities by the Company

14.  $15,000,000 8 1/2% Convertible Subordinated Notes due 2002.
     In connection with the Company's September 1997 sale of $15,000,000 8 1/2% Convertible Subordinated Notes due 2002, the Company agreed to file a registration statement within 90 days of the closing covering the sale of the notes and underlying Common Shares and to use its reasonable best efforts to cause the registration statement to be declared effective by the SEC as soon as practicable but in any event within 180 days of the closing.

15.  Private Placement of 1,000 Shares of Series M Convertible Preferred Stock.

     In connection with the Company's December 1997 sale of 1,000 shares of Series M Convertible Preferred Stock (the "Series M Stock"), the Company agreed to file a registration statement covering Common Stock issuable upon
     (i) conversion of the shares of Series M Stock and (ii) exercise of warrants (a) to purchase 40,000 shares of Common Stock issued to Pangaea Fund Ltd. and (b) to purchase 20,000 shares of Common Stock issued to Tanner Unman Securities and to use its reasonable best efforts to cause the registration statement to be declared effective by the SEC within 90 days of the closing.

16. Stock Purchase Agreement dated as of January 14, 1998 between AMNEX, Inc. and Granite Associates, L.P. In connection with the Stock Purchase Agreement, the Company agreed to use its best efforts to register the shares of common stock issued to Granite Associates, L.P. on a registration statement to be filed by AMNEX, Inc. on prior to January 29, 1998.

17. Stock Purchase Agreement dated as of January 16, 1998 among AMNEX, Inc., Victory Ventures LLC and Brae Group, Inc. In connection with the Stock Purchase Agreement, the Company agreed to register the shares of common stock issued to Victory Ventures LLC and Brae Group, Inc. on a registration statement to be filed by AMNEX, Inc. on prior to January 29, 1998, or other similar registration statement prepared by AMNEX, Inc. within 30 days of the closing.

18. Stock Purchase Agreement dated as of January 22, 1998 among AMNEX, Inc. and Nicholas Forstmann In connection with the Stock Purchase Agreement, the Company agreed to register the shares of common stock issued to Nicholas Forstmann on a registration statement to be filed by AMNEX, Inc. on prior to January 29, 1998, or other similar registration statement prepared by AMNEX, Inc. within 30 days of the closing.

19.  Private Placement of 750 Shares of Series M Convertible Preferred Stock.

     In connection with the Company's January 26, 1998 sale of 750 shares of Series M Convertible Preferred Stock (the "Series M Stock"), the Company agreed to file a registration statement covering Common Stock issuable upon
     (i) conversion of the shares of Series M Stock and (ii) exercise of warrants (a) to purchase 30,000 shares of Common Stock issued to Fourteen Hill Capital, L.P. and (b) to purchase 15,000 shares of Common Stock issued to Tanner Unman Securities and to use its reasonable best efforts to cause the registration statement to be declared effective by the SEC within 90 days of the closing.

20. Stock Purchase Agreement dated as of January 26, 1998 among AMNEX, Inc. and AMN Investments, L.L.C. In connection with the Stock Purchase Agreement, the Company agreed to register the shares of common stock issued to AMN Investments, L.L.C. on a registration statement to be filed by AMNEX, Inc. on prior to January 29, 1998, or other similar registration statement prepared by AMNEX, Inc. within 30 days of the closing.

     (iii) Anti-dilution or price adjustment provisions contained in any securities of the Company triggered by the issuance of the Common Stock of the Company


None.

                             Preemptive rights, etc.

                          See Rights of First Refusal.

                                 Schedule 3.9.1

                       Absence of Undisclosed Liabilities

On December 15, 1997, a billing dispute between the Company and AT&T regarding the rates assessed pursuant to an agreement between Capital Network System, Inc. ("CNSI") and AT&T dated October 27, 1995 culminated in termination of certain international telecommunications services provided by AT&T, including service to Mexico. The Company is taking immediate action to restore service, with the ultimate goal of entering into a service agreement which reflects current market conditions and rates which are approximately 50% of rates charged by AT&T. Although the Company has already restored service representing 50% of prior revenues in Mexico, there is no guarantee the Company will be able to restore service to the Caribbean, which represented approximately 10% of the total international services previously provided by AT&T.

Additionally, the eventual resolution of the billing dispute between the Company and AT&T may require the payment of past due sums in the amount of $1.2 million. An additional sum of $3.6 million was the subject of dispute prior to the acquisition of CNSI by the Company and is the subject of an indemnification claim previously asserted.

                                 Schedule 3.9.2

                                   Tax Returns

The following tax returns have not yet been filed. The federal tax return is currently being reviewed by Ernst & Young and the state tax returns will be filed upon completion of the E&Y review. During 1996 estimated federal and state payments were made and hence no material liability exists related to these unfiled tax returns.

1996 Income Tax Returns

Amnex, Inc.

Florida
Federal
New York

CNSI and ANEI:

All states except the following states for which we are not required to file:

South Dakota                        Alaska
Delaware                            Washington
Wyoming

Crescent:

New Jersey                          Pennsylvania
New York

AHE:

Alabama                             New York
California                          Oregon
Colorado                            Pennsylvania
Georgia                             Tennessee
Idaho                               Utah
Kentucky                            Virginia
Louisiana
Massachusetts
Mississippi
New Jersey

NBE:

California
Texas

                                  Schedule 3.10


                           No Material Adverse Change

The termination of certain telecommunication services by AT&T described more fully in Schedule 3.7.1 may have adverse implications, although as of the date of this Agreement, it is the opinion of management of the Company that alternate sources of service will result in increased profit margins.

                                  Schedule 3.12

                                   Litigation


1. D. Faye Manghir v. AMNEX, Inc. and American Network Exchange, Inc., Index No. 603399/97, Supreme Court of the State of New York

On July 2, 1997, D. Faye Manghir, the holder of a 50% equity interest in the joint venture company formed by Community Network Services, Inc., MicroTel Communications Corp. and the Company (which holds the remaining 50% equity interest), filed suit against the Company in the Supreme Court of the state of New York. The suit alleges, among other things, that the Company made certain misrepresentations and committed certain breaches under the joint venture agreement among the parties, and seeks rescission of such agreement, compensatory damages in the sum of $10,000.00, punitive damages in the sum of $25,000,000, and attorneys' fees. The Company filed a motion to dismiss or in the alternative to stay the proceeding pending arbitration and also a reply to the plaintiff's response. Plaintiff has offered to settle this matter and the Company is evaluating the offer.

2. Keystone Corporation, Coastal Telecom Payphone Co., Inc., BEK Tel. Inc., Garden State Telephone Installation & Service Co., Inc., National Telecom USA, Inc., National Telecom Hospitality USA, Inc. and Brian E. King v. AMNEX, Inc., American Network Exchange, Inc., Crescent Public Communications Inc. and American Hotel Exchange, Inc., Index No. 97/604764, Supreme Court o f the State of New York

On September 25, 1997, Brian King and his affiliates, National Telecom USA, Inc., The Keystone Corporation, Coastal Telecom Payphone Company, Inc., BEK Tel, Inc., Garden State Telephone Installation & Service Co., Inc. and National Telecom Hospitality USA (collectively "National") filed suit against the Company and its subsidiaries, American Network Exchange, Inc. ("ANWI"), Crescent Public Communications Inc. ("Crescent") and American Hotel Exchange, Inc. alleging breaches of various contracts, negligence, misappropriation of trade secrets, conversion of various assets, fraud, negligent misrepresentations and promissory estoppel, and seeking rescission of certain claims, specific performance of other claims, damages in the amount of $6,300,000, punitive damages and attorneys' fees. On September 30, 1997, the Company and National reached an agreement of settlement of certain of the claims. Pursuant to this settlement, on September 30, 1997, the Company paid National $1,000,000 in cash and delivered a note in the principal amount of $840,000 (the "National Note"). Thereafter, the Company filed a motion to dismiss and compel arbitration or, in the alternative, to stay pending arbitration and also a reply to plaintiffs' response.

The plaintiffs also attempted to obtain a temporary restraining order and then a permanent injunction to stop the Company from (i) reducing temporarily their weekly payments to reflect accrued billing and related interest costs associated with their traffic and (ii) increasing the charge for the underlying unbundled services the Company provides for them. The TRO was denied after oral argument. To date, no decision has been made on the permanent injunction.

3. Robert A. Rowland vs. AMNEX, Inc. and Capital Network System, Inc. ("CNSI"), No. 97-07955, District Court of Travis County, Texas

In connection with the Company's June 1996 acquisition of Capital Network System, Inc. ("CNSI"), CNSI issued a promissory note in favor of Robert A. Rowland (the "Rowland Note"), a principal shareholder of the Company, in the principal amount of $1,197,700 payable on July 31, 1997, with interest due on the unpaid principal balance at a rate of 10.5% per annum. On July 11, 1997, Mr. Rowland filed this suit. He assets several causes of action against the Company, including enforcement of an alleged settlement agreement regarding indemnification claims, and seeks damages in the amount of the principal and interest due under the Rowland Note, attorneys' fees and exemplary damages in an unstated amount. The causes of action asserted by Mr. Rowland against CNSI relate to monies allegedly due under a consulting agreement, and damages claimed include attorneys' fees. The Company is planning to appeal the denial of its motion to compel arbitration and plea to abate the action and has asserted as an affirmative defense a fraud claim against Mr. Rowland.

4.   Derivative Claims Threatened by Robert A. Rowland

On August 11, 1997, the Company received a letter from counsel to Mr. Rowland which demanded that the Board of Directors conduct an investigation into certain matters, specifically (i) the propriety of certain transactions with Mr. Galesi and (ii) possible mismanagement of the Company. Counsel to Mr. Rowland demanded that suit be brought against any officer or Director of the Company for wrongdoing, fraud, breach of fiduciary duty, self dealing, gross mismanagement or under any other theory of liability and further stated that if his demand is refused, Mr. Rowland will take appropriate action, including possibly a shareholder's derivative action. On August 29, 1997, the Company advised counsel to Mr. Rowland that the outside Directors of the Company have been requested to investigate the assertions made.

5.   Arbitration Award

A number of disputes between the Company and John Kane, a former employee, were decided by an arbitration panel on December 8, 1997. The Company expects that Mr. Kane will take steps to have his award in the amount of $138,704.11 confirmed by a court.

6. Dolphin USA, Inc. v. Capital Network System, Inc. and American Network Exchange, Inc., Case No. 96-49931, District Court of Harris County, Texas

On September 30, 1996, Dolphin USA, Inc. ("Dolphin") brought suit against the Company's affiliates ANEI and CNSI. The suit is based primarily on an alleged breach of contract for the provision of long distance service. Dolphin has requested damages in the amount of approximately $2,000,000. ANEI and CNSI have counterclaimed for the $30,000 unpaid balance of a promissory note, which claim is undisputed. The parties are currently engaged in discovery and the case is currently scheduled for mediation in early February 1998 and trial in April 1998.

7. Midcom Communications, Inc. v. Fulfillment Enterprises, Inc. and Capital Network System, Inc., Arbitration Hearings, Case No. 75 199 257 96

On July 24, 1997, Midcom Communications, Inc. filed a lawsuit against Fulfillment Enterprises, Inc. ("FEI"), a CNSI subsidiary which AMNEX did not acquire, and CNSI. Midcom alleges CNSI is jointly and severally liable for monies due for services provided to FEI by Midcom. Midcom claims that FEI assigned all of its obligations under a contract between Midcom and FEI to CNSI, an alleged "affiliate" of FEI, or, alternatively, that FEI and CNSI were a single business enterprise thereby making CNSI liable for the outstanding invoices, totaling about $200,000.00. CNSI has filed a general denial.

8. Scorpion Enterprises, Inc. d/b/a the Wine Cellar, USA Car Rental, Auto Security & Sound and LA Dam Limo v. Coin-Tel Communications, National Telecom USA, Inc., Coastal Telecom Payphone, Inc., John Doe, Richard Roe, ABC Company and DEF Corp., Docket No. UNN-L-5628-97, Superior Court of New Jersey Law Division: Union County

Crescent acquired the assets of Coastal Telecom Payphone, Inc. ("Coastal") in 1996. This is a suit for recovery of back commissions in the total amount of $41,000.00 allegedly owed by Coastal. The alleged liability both predates and postdates the closing of the Coastal/Crescent transactions. To date, the Company has not been properly served with this lawsuit.

9. James Bruen, on his own behalf, and on behalf of all persons similarly situated, and on behalf of the general public v. Asia Pacific Telecom, National Business Exchange, Inc., Pacific Bell, MCI Communications Corporation and Docs I through XX. No. 985470, Superior Court of the State of California, County of San Francisco.

NBE provides billing and collection services for various telecommunications companies based on information provided by those companies. This is a class action suit for injunction, restitution and other relief filed against NBE and certain other parties concerning the wrongful billing of charges (a total of $59.85) for Internet services, which charges the Plaintiff states were not properly authorized. Plaintiff alleges a violation of the Consumer Legal Remedies Act, unfair business practices, intentional misrepresentation, and negligent misrepresentation. The only prayer for judgment affecting the Company is that NBE be enjoined from seeking to collect monies from members of the class on behalf of Asia Pacific, its former client.

10. Keith Maydak, as assignee for Zankle Worldwide Telecom Group, Inc. (d/b/a Mr. Gickles, Inc.) v. American Network Exchange, Inc., Case No. 1309 C.D. 1996, Court of Common Pleas of McKeon County, Pennsylvania, Civil Division

ANEI entered into a contract to provide telecommunications services with a company doing business as Mr. Gickles, Inc. The Company's fraud department determined that there were massive fraud on the account. The contractual relationship was terminated and no additional commissions were paid. Some years later, Keith Maydak, a former office of Mr. Gickles, filed suit against ANEI in Pennsylvania. The initial claim made in the lawsuit was for $6,883.94. However, Mr. Maydak has now increased his claim to $1 million. Eventually, the Company prevailed on a motion to dismiss. Mr. Maydak has appeal the dismissal.

11.  Pennsylvania Public Commission ("PUC"), Informan Investigation Number
     97.0145

In the third quarter of 1997, the PUC initiated an informan investigation into two limited aspects of the Company's operator services operations in that state. In response, ANEI has provided certain information and voluntarily ceased charging a set use fee on certain local exchange carrier-owned payphones. Given its voluntary actions, the Company does not expect that resolution of the investigation will have a material adverse effect on its operations.

12.  Default

Letter dated January 13, 1998 from Greenstein, DeLorme & Luchs, P.C., counsel to the property manager to AMNEX, Inc., as tenant, in regard to leased premises located at 1220 L Street, N.W., Washington, D.C. (the "Washington Site"). The letter states that a suit has been instituted in the Landlord and Tenant Branch of the Civil Division of the Superior Court of the District of Columbia. AMNEX no longer maintains assets or operations at the Washington Site. On an accelerated basis, the total sum of payments due under the lease is approximately $15,00.

13. Summit Capital Corp. v Capital Network, Inc. No. CV98-00188, Superior Court of the State of Arizona

The suit is for all default remedies available under an equipment lease, including the sum of $236,148 for lease payments on an accelerated basis

                                 Schedule 3.13.1

                              Government Approvals

                          See item 11 on Schedule 3.12

                                  Schedule 3.19

                              Environmental Matters

                                      None.

                                  Schedule 3.20

                                Title to Property

1,000 shares of common stock of Capital Network System, Inc. were pledged to Sirrom Capital Corporation on June 28, 1996 as security for a $2,000,000 loan.

                                   EXHIBIT 2.1


SCHEDULE OF PURCHASERS


------------------------ --------------- ---------------- ---------------------
                              Shares        Price per           Aggregate
                              ------        ---------           ---------
Investor                    Purchased         Share          Purchase Price
--------                    ---------         -----          --------------
------------------------ --------------- ---------------- ---------------------
Alan Rossi                   172,413          $1.16           $199,999.08
------------------------ --------------- ---------------- ---------------------
Francesco Galesi             164,414          $1.16           $190,720.24
------------------------ --------------- ---------------- ---------------------
Cynthia Terrell              108,000          $1.16           $125,280.00
------------------------ --------------- ---------------- ---------------------
Peter M. Izzo, Jr.            43,103          $1.16           $ 49,999.48
------------------------ --------------- ---------------- ---------------------
A. Jones Yorke                25,000          $1.16           $ 29,000.00
------------------------ --------------- ---------------- ---------------------
Harry Thompson                25,000          $1.16           $ 29,000.00
------------------------ --------------- ---------------- ---------------------

                                   EXHIBIT 2.4


                           OPINION OF COMPANY COUNSEL

Incoproated by reference to Exhibit 4.10 of Exhibit 10.5 to the Registrant's Current Report on Form 8-K dated December 24, 1997

                                  EXHIBIT 4.10


                          REGISTRATION RIGHTS AGREEMENT

Incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K dated December 24, 1997.

                                   EXHIBIT 7.6


                              ADDRESSES FOR NOTICES

AMNEX, Inc.

6 Nevada Drive
Lake Success, NY  11042
Attention:  Chief Executive Officer
Facsimile:  (203) 629-8959


Alan Rossi
36 Oak Street
Greenwich, CT 06831


Francesco Galesi
River House
435 East 52nd Street
New York, NY 10021


Cynthia Terrell
11050 Glenbrook Lane
Indian Head Park, IL 60525


Peter M. Izzo, Jr.
805 Meadow Beach Road
Cucthogue, NY 11935


A. Jones Yorke
20 Exchange Place, 19th Floor
New York, NY 10005


Harry Thompson
169 East 78th Street
New York, NY 10022